FOR IMMEDIATE RELEASE

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

NAMES GREG E. HARE AS CFO

Herndon, VA – January 31, 2006 – Guardian Technologies International, Inc. (OTCBB: GDTI) welcomes Gregory E. Hare to the key role of Chief Financial Officer, effective January 30, 2006.  He replaces Bill Donovan, who recently was appointed Guardian’s President and Chief Operating Officer. In his capacity as CFO, Mr. Hare will report to the Chief Executive Officer and Chairman, Michael W. Trudnak.

During a financial career spanning more than 25 years, Mr. Hare has held senior financial positions in manufacturing and service organizations of public and private companies, with industries including cosmetics, hospitality, health insurance, apparel, and biotech.

“Greg brings the necessary discipline to fortify our executive strengths,” said Michael Trudnak.  “As we continue to grow our business and execute our strategic business plan, Greg fills our need for a senior professional with an exemplary reputation augmented by extensive experience in finance and accounting operations, financial planning and analysis, M&A and financial systems.”

From May 2001 through January 2006, Mr. Hare served as a financial executive of Jane Cosmetics, a national mass market cosmetics manufacturing and distribution company headquartered in Baltimore, Maryland. There he served three years as Director of Finance for the wholly owned subsidiary of The Estee Lauder Companies, Inc. and the most recent two years as CFO/Controller of the privately held Jane & Company, LLC. Prior to that, Mr. Hare held positions including CFO/Controller for a privately held hospitality company LFB Enterprises, with locations in and around Baltimore and Washington, DC; Manager, Pricing Group for the Industrial Division of McCormick & Company, a publicly held international spice company headquartered in Hunt Valley, Maryland; and CFO/Controller for Acordia Collegiate Benefits, Inc., a for-profit subsidiary of Blue Cross and Blue Shield of Indiana. Mr. Hare received a Bachelor of Science degree from the University of Baltimore School of Business and an MBA from the Sellinger School of Business of Loyola College, Baltimore, Maryland.  Additionally, Mr. Hare has been a Certified Public Accountant since 1979.

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Forward-Looking Statements and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the U.S. Securities and Exchange Commission (SEC).

For further information, contact:

Jens Dalsgaard

Redwood Consultants, LLC

Tel: (415) 884.0348

or

Media:

Accentuate PR

Julie Shepherd, 815-479-1833